Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED LEASE
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “Amendment”) is entered into as of September 16, 2011 (the “Effective Date”), by and between ASLAN III FEDERAL, L.L.C. (formerly known as Transwestern Federal, L.L.C.), a Delaware limited liability company (“Landlord”), and ENERNOC, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Amended and Restated Office Lease dated August 15, 2008 (the “Lease”) for certain premises (the “Original Premises”) on the third (3rd) and eleventh (11th) floors of the building located at 101 Federal Street, Boston, Massachusetts (the “101 Federal Street Building”) and the second (2nd) and third (3rd) floors of the building located at 75 Federal Street, Boston, Massachusetts (the “75 Federal Street Building” and, together with the 101 Federal Street Building, the “Building”).
     B. The Original Premises currently consists of approximately 57,034 square feet of rentable area.
     C. Tenant desires to lease an additional portion of the Building containing approximately 3,975 square feet of rentable area located on the third (3rd) floor of the 101 Federal Street Building and depicted on Exhibit A attached hereto (the “Additional Space”).
     D. Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
     1. Additional Space Commencement Date. Effective as of the Additional Space Commencement Date (hereinafter defined), the Additional Space shall be added to the Original Premises (the Original Premises and the Additional Space shall be collectively referred to as the “Premises”) upon all of the terms and conditions of the Lease as modified herein. The Lease of the Additional Space shall terminate upon the expiration or sooner termination of the Lease with respect to the Original Premises. The term “Additional Space Commencement Date” or “ASCD” shall mean the date upon which Landlord delivers to Tenant possession of the Additional Space free and clear of all occupants. The Additional Space is currently leased by an existing tenant (the “Existing Tenant”) for a term currently scheduled to expire on August 31, 2011. Landlord shall, in good faith, engage in negotiations with the Existing Tenant to terminate such tenant’s lease prior to such scheduled term expiration date; provided, however, that Landlord shall be under no obligation to incur any costs to achieve such early termination. Landlord shall use best efforts to deliver possession of the Additional Space to Tenant by September 1, 2011, and, in any event, not later than the date which is sixty (60) days following the Effective Date. Notwithstanding the foregoing, Landlord’s failure to deliver possession of the Additional Space to Tenant by such date for reasons outside Landlord’s reasonable control, including, without limitation, the holding over in possession of the Additional Space or any portion thereof by the current occupant thereof, shall not affect the enforceability of this Amendment, or subject Landlord to any liability to Tenant for damage or be deemed a default by Landlord of its obligations under the Lease. In the event that Landlord fails to deliver possession of the Additional Space to Tenant by the date which is ninety (90) days following the Effective Date (the “Outside Delivery Date”), Tenant shall have a one (1) time right to terminate the Lease with respect to the Additional Space only by thirty (30) days’ prior written notice to Landlord which notice shall be given no later than ten (10) days following the Outside Delivery Date (provided that if the Additional Space Commencement Date occurs within such 30 day period, Tenant’s election to terminate pursuant to this Section 1 shall be deemed null and void and of no force and effect).
     2. Base Rent. Tenant shall pay to Landlord Base Rent with respect to the Additional Space in the manner and at the times set forth in Section 4 of the Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease.

	Annual Base Rent per	Annual	Monthly Installments
Period	Rentable Square Foot	Base Rent	of Base Rent
ASCD to 6/30/2014	$33.00	$131,175.00	$10,931.25
Notwithstanding the foregoing, provided that Tenant is not in default under the terms of the Lease beyond the expiration of applicable periods of notice and cure, Tenant shall be entitled to an abatement of Annual Base Rent and Additional Rent for the Premises for a period of two (2) months commencing on the Additional Space Commencement Date (the “Rent Abatement Period”).
     3. Additional Rent. Commencing on the Additional Space Commencement Date, (a) Tenant’s Pro Rata Share for the entire Premises shall mean: (i) six and 95/100 percent (6.95%) of the 101 Federal Street Building, and (ii) eight and 73/100 percent (8.73%) of the 75 Federal Street Building, and (b) the Premises shall be deemed to contain 61,009 square feet of rentable area in the aggregate. With respect to the Additional Space, Tenant shall pay Tenant’s Pro Rata Share of (y) the amount by which Basic Costs for each year of the term of the Lease exceeds Basic Costs for the year 2012, and (z) the amount by which Taxes for each year of the term of the Lease exceeds Taxes for the fiscal year 2012 (i.e., July 1, 2011 through June 30, 2012).
     4. Condition of Additional Space. Landlord shall deliver the Additional Space with the existing mechanical systems, plumbing systems and restrooms serving the third (3rd) floor of the 101 Federal Street Building (collectively, the “Third Floor Restrooms”) in good working order. Subject to the foregoing, Tenant acknowledges that it is leasing the Additional Space in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Additional Space or the Building have been made by Landlord or any party acting on Landlord’s behalf. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to perform certain alterations and improvements to the Additional Space (“Tenant’s

Work”). Tenant shall be permitted to perform Tenant’s Work (subject to Tenant’s compliance with the provisions of Section 9 of the Lease) through a contractor reasonably approved by Landlord in advance and pursuant to plans and specifications reasonably approved by Landlord in advance (Landlord hereby acknowledging that it has approved Corderman Construction as Tenant’s contractor). Subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant may select all finishes and design elements for the improvements intended to be performed by Tenant in the elevator corridor on the third (3rd) floor of the 101 Federal Street Building (the “Tenant’s Elevator Corridor Work”). Any such Tenant’s Elevator Corridor Work shall require Landlord’s prior written consent and otherwise be subject to Tenant’s compliance with the provisions of Section 9 of the Lease. Tenant and its contractors shall obtain and pay for insurance (from insurance companies reasonably satisfactory to Landlord) in connection with Tenant’s Work, which insurance coverages and amounts shall be reasonably satisfactory to Landlord in its reasonable discretion. Tenant shall, prior to the commencement of Tenant’s Work, deliver to Landlord evidence of such insurance reasonably satisfactory to Landlord. Tenant’s entry into the Additional Space prior to the Additional Space Commencement Date shall be subject to all of the terms and conditions of the Lease, except that Base Rent and Additional Rent shall not commence to accrue until the Additional Space Commencement Date (as affected by the Rent Abatement Period). Tenant’s Work shall be performed in a good and workmanlike manner, lien-free and in compliance with all applicable laws. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove Tenant’s Work as described in this Section 4 upon the expiration or earlier termination of the Lease.
     All costs of Tenant’s Work shall be borne by Tenant; provided, however, Landlord shall contribute up to Fifty-Nine Thousand Six Hundred Twenty-Five Dollars ($59,625.00), being $15.00 per square foot of rentable area of the Additional Space (the “Construction Allowance”), toward the cost of Tenant’s Work (including the cost of finishes and design elements therefor). In addition, notwithstanding anything to the contrary contained in the Lease, Landlord shall not charge Tenant any construction management or supervisory fee, or any fees for the use of the freight elevator in connection with Tenant’s Work. The Construction Allowance shall be available solely to reimburse Tenant for the actual, documented cost of Tenant’s Work and shall not be available to pay for Tenant’s furniture, office equipment or other personal property, or as a rent credit, or for any other purpose. Landlord shall pay to Tenant the portion of the Construction Allowance for which Tenant has qualified for disbursement, following the completion of Tenant’s Work within forty-five (45) days after receipt by Landlord of Tenant’s written demand therefor accompanied by (i) a reasonably detailed description of Tenant’s Work, including, without limitation, the identification of all contractors and material suppliers who have supplied labor or materials in connection with Tenant’s Work, (ii) invoices marked “paid” from all contractors and material suppliers identified pursuant to clause (i), (iii) lien waivers from all contractors and material suppliers identified pursuant to clause (i), and (iv) Tenant’s certification that Tenant’s Work has been completed pursuant to the provisions of this paragraph and Section 9 of the Lease. Prior to commencing Tenant’s Work, Tenant shall submit to Landlord an itemized statement of the estimated costs of completing Tenant’s Work, including, without limitation, costs of obtaining permits; architectural, engineering and contracting fees; and costs of labor and materials (collectively, the “Estimated Cost of Work”). If the Estimated Cost of Work exceeds the Construction Allowance (such excess referred to herein as the “Excess Cost”), then except with respect to the final disbursement, Landlord shall deduct from each disbursement made pursuant to this Section 4 (and shall have no obligation to advance the Construction Allowance with respect thereto) an amount equal to (a) the cost of the Tenant’s Work for which such disbursement is being requested, multiplied by (b) a fraction, the numerator of which shall be the Excess Cost and the denominator of which shall be the Estimated Cost of Work. Landlord’s obligation to fund the Construction Allowance shall expire and be of no further force or effect if Tenant fails to complete Tenant’s Work and deliver to Landlord written demand for payment of the Construction Allowance accompanied by the items described in clauses (i) through (iv) above no later than the first (1st) anniversary of the Additional Space Commencement Date; provided, however, that Tenant may apply the Construction Allowance, to the extent not requisitioned by Tenant and in an amount not to exceed $19,875.00 (being $5.00 per square foot of rentable area of the Additional Space), as a credit against Base Rent and Additional Rent due under the Lease. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to disburse any portion of the Construction Allowance, or permit Tenant to apply any portion of the Construction Allowance as a credit against Base Rent and Additional Rent, during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall resume only when and if such default is cured.
     Landlord shall also contribute up to $397.50 toward the cost of the initial test fit plan for the Additional Space prepared by Tenant’s architect (the “Test Fit Allowance”).
     5. Third Floor Connector. From and after the Additional Space Commencement Date, Tenant shall have, as appurtenant to the Premises (as expanded by this Amendment), the exclusive right (subject to use by Landlord or Landlord’s personnel in connection with the performance of Landlord’s obligations under the Lease, Landlord’s reserved rights with respect to the Common Areas, and emergency use) to use the Third Floor Connector for purposes of access and, subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), installing signage and/or soft seating in accordance with the provisions of Section 6.B of the Lease (but in no event shall Tenant have any right to make any other Alterations to the Third Floor Connector).
     6. Maintenance and Repair Obligations for Additional Space. Landlord’s maintenance and repair obligations with respect to the Premises (as expanded by this Amendment) shall be as set forth in the Lease, including without limitation Section 9.C thereof, provided, however, that from and after the Additional Space Commencement Date and notwithstanding anything to the contrary contained in the Lease, Landlord shall maintain the existing heating, ventilation and air-conditioning (“HVAC”) systems serving the Additional Space in good order and condition.
     7. Third Floor Restrooms and Hallways. Landlord and Tenant acknowledge that the Third Floor Restrooms are not part of the Premises (as expanded by this Amendment). Notwithstanding the foregoing, Landlord agrees that Tenant shall have exclusive, appurtenant use (subject to use by Landlord or Landlord’s personnel in connection with the performance of Landlord’s obligations under the Lease, Landlord’s reserved rights with respect to the Common Areas, and emergency use) of the Third Floor Restrooms and all hallways on the third (3rd) floor of the 101 Federal Street Building for purposes of access and lavatory use, with no right to make any Alterations thereto (except for the Tenant’s Elevator Corridor Work as set forth in Paragraph

4 above). Notwithstanding anything in the Lease to the contrary, Tenant shall, at its sole cost and expense and in accordance with the provisions of Section 9.A of the Lease, maintain the Third Floor Restrooms in compliance with all applicable laws, ordinances, orders, rules and regulations of any governmental entity and otherwise as if such Third Floor Restrooms were contained within the Premises (except that Landlord shall be responsible for (a) any capital repairs or replacements required to keep the plumbing systems serving the Third Floor Restrooms in good working order and (b) for the maintenance of the HVAC systems serving the Third Floor Restrooms and all hallways on the 3rd floor of the 101 Federal Street Building). Landlord shall provide routine janitorial services to the Third Floor Restrooms.
     8. Option to Terminate. Section 35 of Exhibit E of the Lease is hereby amended by deleting subsection (ii) in the definition of “Leasing Costs” set forth in the second-to-last sentence of the paragraph, and replacing it with the following:
“(ii) $44,134.00 (representing the total legal fees payable by Landlord in connection with the negotiation and execution of the Lease and the First Amendment to the Lease)”
     Notwithstanding the fact that Tenant is expanding into an Offer Space under this First Amendment, Landlord acknowledges and agrees that Tenant shall continue to have its Termination Option relating to the entire Premises (as expanded by this Amendment) as set forth in Section 35 of Exhibit E to the Lease, as amended hereby.
     9. Signage. Landlord, at Landlord’s expense, shall provide Tenant with building standard signage on the ground floor lobby directory in the Building, and in the common corridor on each floor of the Premises, as expanded by this Amendment.
     10. Parking. From and after the Additional Space Commencement Date, Tenant shall be entitled to use, in the aggregate, up to fifteen (15) parking spaces in the Parking Garage. Tenant’s use of the Parking Garage shall be subject to the terms and conditions of Section 37 of Exhibit E of the Lease
     11. Notices. Landlord’s addresses for notices set forth in Section 1.L of the Lease are hereby amended as follows:
(a)	The name “Transwestern Federal, L.L.C.” is deleted and replaced with “Aslan III Federal, L.L.C.”

(b)	The copy address to Transwestern Investment Company is deleted and replaced with:
Pearlmark Real Estate Partners, L.L.C.
200 West Madison, Suite 3200
Chicago, IL 60606
Attn: Owner’s Representative

     12. Termination of Certain Provisions. Effective as of the date of this Amendment, the following sections of the Lease are deemed terminated, void and without further force or effect: Exhibit D of the Lease (entitled “Work Letter”).
     13. Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are T3 Advisors and Cushman & Wakefield of Massachusetts, Inc., whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.
     14. Limitation of Landlord’s Liability. Any liability of Landlord under the Lease, as amended by this Amendment, shall be limited as set forth in Section 32 of the Lease.
     15. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.
     16. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD: ASLAN III FEDERAL, L.L.C., a Delaware limited liability company
By:	/s/ Joseph P. Concepeion
	Name:	Joseph P. Concepeion
	Title:	Managing Director

TENANT: ENERNOC, INC., a Delaware corporation
By:	/s/ David Samuels
	Name:	David Samuels
	Title:	Executive Vice President

EXHIBIT A
ADDITIONAL SPACE

A-1